As filed with the Securities and Exchange Commission on May 21, 1999.

                                             Registration No. 333-56083

=============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT NO. 5
                                       TO
                                    FORM S-3
                          Registration Statement Under
                           The Securities Act of 1933

                          TOP SOURCE TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

         DELAWARE                                             84-1027821
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                             Identification No.)

           7108 Fairway Drive, Suite 200, Palm Beach Gardens, FL 33418
                                 (561) 775-5756

  (Address,        including zip code,  and  telephone  number,  including  area code, of registrant's principal executive offices)

                           Mr. William C. Willis, Jr., President
                           TOP SOURCE TECHNOLOGIES, INC.
                           7108 Fairway Drive, Suite 200
                           Palm Beach Gardens, FL  33418
                           (561) 775-5756

            (Name, address,  including zip code, and telephone number, including area code, of agent for service) Copy to:


                             Michael D. Harris, Esq.
                              Michael Harris, P.A.
                   1645 Palm Beach Lakes Boulevard, Suite 550
                         West Palm Beach, Florida 33401
                                 (561) 478-7077

         Approximation date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
                                                        [ ]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.
                                                        [X]


                                          CALCULATION OF REGISTRATION FEE
                                                           Proposed               Proposed
                                                            maximum                maximum
Title of each class                                        offering               aggregate             Amount of
  of securities                     Amount to be           price per              offering            registration
to be registered                     registered              share                  price                 fee

Common Stock                         1,260,937(1)        $1.032(2)         $1,301,286.98            $1,245.52(3)
($.001 par value)


         TOTAL REGISTRATION FEE                                                                     $1,245.52(3)

-----------------------------------------

(1) Consists of 737,554 shares of common stock issued in connection with the conversion of 5% Series A Convertible Preferred Stock ("Series A Preferred"), and 523,383 shares of common stock to be issued upon exercise of warrants.

(2) Estimated solely for the purpose of computing the registration fee based on the average of the high and low price of the Registrant's common stock in the consolidated reporting system on the American Stock Exchange on June 1, 1998.

(3)      Previously   paid  in  connection  with  the  initial  filing  of  this registration statement covering 3,500,000 shares of common stock. Because of the redemption of the Series A Preferred, the number of shares of common stock covered by this registration statement has been reduced even though an additional 273,383 shares of common stock, issuable upon exercise of additional warrants, have been added.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                          TOP SOURCE TECHNOLOGIES, INC.
                              CROSS REFERENCE SHEET


Form S-3 Item Numbers and Caption                                                 Heading in Prospectus
1.       Forepart of the Registration Statement and
           Outside Front Cover of Prospectus....................................    Cover  Page  of  Form  S-3  and
                                                                                    Cover Page of Prospectus

2.       Inside Front and Outside Back Cover Pages of
           Prospectus...........................................................    Inside  Front and Outside  Back
                                                                                    Cover Pages of Prospectus

3.       Summary Information, Risk Factors......................................    Not Applicable and
         and Ratio of Earning to Fixed Charges..................................    Risk Factors

4.       Use of Proceeds........................................................    Cover Page of Prospectus

5.       Determination of Offering Price........................................    Cover Page of Prospectus

6.       Dilution...............................................................    Not Applicable

7.       Selling Security Holders...............................................    Selling Stockholders

8.       Plan of Distribution...................................................    Cover  Page of  Prospectus  and
                                                                                    Plan of Distribution

9.       Description of Securities to be Registered.............................    Documents    Incorporated    by
                                                                                    Reference  and  Description  of
                                                                                    Series    B    Preferred    and
                                                                                    Warrants

10.      Interests of Named Experts and Counsel.................................    Legal Matters and Experts

11.      Material Changes.......................................................    Recent   Developments  and  Pro
                                                                                    Forma    Condensed    Financial
                                   Information

12.      Incorporation of Certain Information By Reference......................    Documents    Incorporated    by
                                    Reference
13.      Disclosure of Commission Position on ..................................    Part II
         Indemnification for Securities Act Liabilities

14.      Other Expenses of Issuance and Distribution............................    Part II

15.      Indemnification of Directors and Officers..............................    Part II

16.      Exhibits and Financial Statement Schedules.............................    Part II

17.      Undertakings...........................................................    Part II

                                                PROSPECTUS



                                      TOP SOURCE TECHNOLOGIES, INC.
                                     1,085,937 Shares of Common Stock

         This Prospectus relates to an aggregate of 1,085,937 shares of common stock, $.001 par value per share (the "Common Stock"), of Top Source Technologies, Inc. (the "Company") being offered for sale by certain stockholders and warrantholders of the Company (the "Selling Stockholders").
These shares consist of 737,554 shares acquired in connection with the recent conversion of the outstanding 5% Series A Convertible Preferred Stock (the "Series A Preferred"), and 348,383 shares issuable upon the exercise of two classes of warrants (the "Warrants"). Of the Warrants, 100,000 are currently exercisable at $1.10 per share and 248,383 are exercisable at approximately $1.78 per share. In May 1998, the Company sold to two foreign purchasers (the "Purchasers"), which are two of the Selling Stockholders, an aggregate of 1,000 shares of Series A Preferred for $1,000,000 (all of which has been redeemed) and issued Warrants to purchase 250,000 shares of the Company's Common Stock (100,000 of which are currently exercisable) exercisable at $1.10 per share ("Class A Warrants") to the Purchasers and three other corporations designated by Intercontinental Holding Company, Ltd., the Placement Agent. In December 1998, the Company and the Purchasers modified the Series A Preferred resulting in the Company issuing an additional 25,000 Warrants exercisable at approximately $.89 per share (the "Class B Warrants"). The Company restructured its outstanding $3,020,000 9% Convertible Notes (the "Notes") and issued to certain noteholders Warrants to purchase shares of the Company's Common Stock exercisable at approximately $1.78 which price is $1.00 above market on the date of the agreement ("Class C Warrants"). See "Recent Developments". The Series A
Preferred and Warrants were issued to accredited investors pursuant to exemptions from registration under Section 4(2) of the Securities Act of 1933 (the "Securities Act") and Rule 506 thereunder. The Company was required to register the underlying shares of Common Stock. See "Description of Series B Preferred and Warrants".

         As of the date of this Prospectus, the Company's officers and directors beneficially own approximately 2.3% of the Company's Common Stock. Based upon information available to the Company, the only stockholder beneficially owning 5% or more of the Company's Common Stock is a registered investment advisor. According to a Schedule 13-G filed by the investment advisor on February 4, 1999, as the result of investment power over the accounts of its clients, the advisor and its affiliates are the beneficial owners of 5.85% of the Company's Common Stock, none of which are being offered for sale pursuant to this Prospectus. On May 11, 1999, the closing price of the Company's stock on the American Stock Exchange was approximately $1.25.

       All of the shares of Common Stock are offered for the respective accounts of the Selling Stockholders as listed in this Prospectus under "Selling Stockholders". The Company will receive none of the proceeds from the sale of the shares of Common Stock by the Selling Stockholders. However, the Company will receive a maximum of approximately $739,622 in connection with the exercise of the 523,383 Warrants, the underlying shares of which are covered by this Prospectus. Such proceeds will be used for general corporate purposes. All of the expenses of this offering, estimated at $32,000 will be borne by the Company.

         The Company has been advised by the Selling Stockholders that the Common Stock may be offered and sold from time to time by or on behalf of the Selling Stockholders, in or through transactions or distributions (including crosses and block transactions) on the American Stock Exchange or in the over-the-counter market at market prices prevailing at the time of sale, or at negotiated prices, and in connection therewith commissions may be paid to brokers. Brokers participating in such transactions may act as agents for the Selling Stockholders. The Selling Stockholders, and any brokers participating in this offering may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Securities Act"), and any commissions received by them may be deemed to be underwriting compensation.


THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS".






THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                          AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith to files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company can be inspected and copied at the Public Reference Room maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60604-2511, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of this material may also be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street N.W., Washington, D.C. 20549. The Commission maintains a World Wide Web site that contains reports, proxy statements and other information regarding registrants including the Company that file electronically with the Commission. The address of the site is http:\\www.sec.gov. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006.

         The Company has filed with the Commission a Registration Statement under the Securities Act with respect to the Common Stock offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement certain parts of which are omitted in accordance with the rules of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement including the exhibits. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, where the contract or other document has been filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by reference to the applicable document filed with the Commission.

        The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in this Prospectus (other than exhibits). Requests should be directed to the Company at its principal executive offices, 7108 Fairway Drive, Suite 200, Palm Beach Gardens, Florida, 33418-3757, (561) 775-5756.

                                   DOCUMENTS INCORPORATED BY REFERENCE


         On October 6, 1992, the Company's change of domicile merger from Colorado to Delaware became effective. Top Source, Inc., a Colorado corporation merged into its wholly-owned subsidiary Top Source Technologies, Inc., formerly known as Top Source, Inc., a Delaware corporation. The specifics of the merger are described in the Form 8-B filed with the Commission on November 14, 1992, which is specifically incorporated by reference into this Prospectus. As a result of the change of domicile merger, the Form 8-A, which is incorporated by reference herein, was filed with the Commission by the Company's predecessor, Top Source, Inc., a Colorado corporation.

         The  following   documents   filed  with  the   Commission  are  hereby
specifically incorporated by reference into this Prospectus:

         (a) The Company's annual report on Form 10-K, as amended, for the fiscal year ended September 30, 1998 and all amendments thereto;
         (b) The Company's quarterly reports on Form 10-Q for the quarters ended December 31, 1998 and March 31, 1999;
         (c) The Company's proxy statement dated November 6, 1998 and Supplement dated November 23, 1998 filed pursuant to Section 14 of the Exchange Act;
         (d) The description of the Company's Common Stock filed by the Company predecessor, Top Source, Inc., a Colorado corporation, which is contained in the Registration Statement on Form 8-A filed on March 12, 1992, File No. 1-11046, including any amendments or reports filed for the purpose of updating such description;
         (e) The description of the Company's change of domicile merger which is contained in the Registration Statement on Form 8-B filed on November 14, 1992 and any amendments and reports thereto; and
         (f) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the filing of the Form 10-Q for the Quarter ended March 31, 1999.

         In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference into this Prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus or in a supplement hereto modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                               RISK FACTORS

         The shares of Common Stock of the Company involve a high degree of risk, including, but not necessarily limited to the risk factors described below. Each prospective investor should carefully consider the following risk factors inherent in and affecting the business of the Company and this offering before making an investment decision. All statements, trend analysis and other information contained in this Prospectus relating to the proposed sale of the assets (the "Assets") of Top Source Automotive, Inc. (the "Proposed Transaction"), the future profitability of Top Source Automotive, Inc. ("TSA"), Top Source Instruments, Inc. ("TSI"), future operating results, the ability of the Company to achieve profitability, development of the Company's new on-site oil analyzer ("OSA-II"), the receipt of future orders for the sale of overhead sound systems ("OHSS") from Daimler Chrysler AG ("Chrysler"), the strategic alliance formed with Flying J, Inc. ("Flying J") and the potential revenues which may arise therefrom, the ability of the Company to enter into additional strategic alliances or develop new technologies and the Company's future compliance with debt covenants as well as other statements including words such as "seek", "anticipate", "believe", "plan", "estimate", "expect", "intend" and other similar expressions constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Prospectus. Some or all of the results anticipated by these forward-looking statements may not occur since these statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. Such risks and uncertainties include those identified in this "Risk Factors" section as well as the following: the ability of the proposed buyer of TSA to close the necessary financing; potential changes by Chrysler in the placement of its speakers in Jeep(TM) Wranglers or decline in production levels at Chrysler for vehicles installing OHSS; the Company's ability to market OSA-IIs; the acceptance of the OSA-II technology by the marketplace; a general tendency of large corporations not to change from known technology to emerging new technology; the reliability of the OSA-II technology over an extended period of time; the Company's ability to attract additional strategic partners for OSA-II and for TSA if the Company is unable to sell it; and other matters which may increase the Company's current losses.

         Historical Losses. Since inception, the Company has never reported income from operations. As of March 31, 1999, the Company had a retained earnings deficit of $29,136,868. The Company has provided cash to support its operations from the income generated by TSA, the recent sale of 20% of TSA common stock, the sale of the assets of United Testing Group, Inc. in 1996, the sale of securities pursuant to private placements and the exercise of stock options and warrants and from borrowings from institutional lenders. As described below, TSA has lost and is losing substantial revenues from Chrysler and the Company has entered into the Agreement to sell TSA. The management of the Company has serious concerns concerning the ability of NCT Audio, Inc. (the "Proposed Buyer") to close the Proposed Transaction. See "- Change in Business of the Company - Loss of Operating Income" and " Failure of Proposed Transaction to Close; Substantial Doubt that the Proposed Transaction Will Close", and "Recent Developments - Sale of TSA". TSA will remain profitable in spite of its loss of revenues from Chrysler, unless Chrysler discontinues or materially reduces its business relationship with the Company beyond that described below in the risk factor entitled " Dependence on Chrysler". The Company has shifted its primary focus toward the sale of its OSA-II which the Company has just completed developing. However, the Company has generated only limited revenues from the sale and lease of first generation on-site oil analyzers ("OSA-Is"). Revenue for TSI for the year ended September 30, 1998 was $392,653. The identifiable assets relating to the oil analysis services segment were approximately $3,944,000, which includes the net value of the capitalized database of $2,073,000 at September 30, 1998. In order to achieve profitability, for which no assurances can be given, the Company is relying upon its ability to market and sell OSA-IIs in sufficient numbers to pay the Company's substantial fixed and other expenses. The Company believes that its marketing efforts will be successful. However, if the Company is unable to meet its goals or to have the necessary resources to sustain its marketing activities it could have a material adverse effect on the Company's business, the carrying value of the above listed assets, and the financial condition of the Company. The Company will continue to evaluate the success of the new marketing efforts as well as the carrying value of the related assets. There can be no assurances that the Company will be profitable from operations in the future.

         Reliance on On-Site Oil Analyzer. For several years, the Company has concentrated on sale and marketing of its first generation OSA but with only limited success. Since June 1997, under the direction of the Company's new president, the number of OSA-Is (and OSA-IIs) used by customers has increased. Additionally, the Company augmented its technical expertise by the hiring of Dr. John Coates who has developed the second-generation machine OSA-II. The OSA-II is substantially smaller, quicker and less expensive than the OSA. Moreover, the OSA-II does not require the Company to rely upon an outside corporation to manufacture or assemble the machines. Because the Company is relying upon one product, there is a substantially increased degree of risk to investors.

         Development of OSA-II. The Company completed the development of the new OSA-II and in August 1998 completed the assembly of and shipped the first seven OSA-IIs. However, as with the development of any new product, unforeseen delays occur and problems may be discovered. Sophisticated computer software and complex machines often encounter developmental difficulties or "bugs" which only become apparent subsequent to widespread commercial use. Problems which may arise in the operation of the OSA-IIs could have a material adverse effect upon the Company's future operations.

         Inability to Market OSA-IIs. The Company has devoted substantial resources and different approaches to marketing the OSA-Is and OSA-IIs. Although the Company's marketing efforts over approximately the last 24 months have increased the number of OSA-Is being used, the Company has only received orders for tests or leases of multiple machines from six companies. Without the receipt of numerous orders for multiple OSA-IIs and the generation of revenue by end-users it is not likely that the Company can profitably market and sell OSA-IIs.

         Dependence on Chrysler. Historically, the Company has derived almost all of its revenues from the sale of OHSS to Chrysler by TSA. In 1997, Chrysler discontinued using the OHSS on its Jeep(R) Cherokee vehicles. In November 1998, Chrysler discontinued producing its Jeep(R) Grand Cherokee Ltd. Plus, which is the only model that installed the OHSS on an OEM basis. TSA expects to continue assembling the OHSS for the Jeep(R) Wrangler through at least model year 2002. There can be no assurances that Chrysler will continue to order OHSSs from TSA. If Chrysler discontinues using the OHSS on the Jeep Wrangler and the Proposed Transaction is not consummated, it will have a material adverse effect upon the Company at least until the Company generates significant revenues from OSA-II.

         Change in Business of the Company - Loss of Operating Income. Substantial doubt exists as to whether the Proposed Buyer will be able to close the Proposed Transaction. However, the sale of TSA Assets, if it occurs, will result in a major change in the nature of the Company's business. For the fiscal years ended September 30, 1997 and 1998, TSA reported $16,580,270 and $10,815,205, respectively, in revenue or approximately 97.6% and 96.5%, respectively, of the Company's consolidated revenue. TSA's operating income, including the corporate overhead allocation was $3,091,161 and $1,071,657 for such periods; the Company reported operating losses of $(3,304,057) and $(5,529,562) for such periods. Assuming consummation of the Proposed Transaction, the Company's sole remaining operating subsidiary will be TSI which reported approximately $403,853 and $392,653 of revenues in the years ended September 30, 1997 and 1998, respectively. Because TSA has been profitable, the Company has utilized those profits to develop the OSA and OSA-II and to meet the Company's other working capital needs including corporate overhead. To date, the Company has only sold five OSA-Is and 113 OSA-IIs and has not entered into any long-term leases of OSA-Is or OSA-IIs. While management believes the proceeds from the sale of Assets, if it occurs, will permit the Company to pay its indebtedness and provide working capital to meet current operating losses of TSI, the loss of TSA income will eliminate future contributions to working capital and could adversely affect the Company's long-term financial condition. The Company will be required to meet its future working capital needs from additional financing, while the Company is currently engaged in discussion to re-finance its credit line and obtain new equity or debt financing. There can be no assurances that the Company will obtain the necessary financing.

     Liquidity Considerations. Because of its history of losses, the Company at times experiences periods where it has liquidity concerns. Most recently the Company faced such a period prior to its December 1998 sale of $3,500,000 of Series B Preferred Stock ("Series B Preferred") as described under "Recent Developments - Changes in Capitalization." Unless and until the Company develops a profitable business model, it will require additional financing in order to meet its working capital needs. Any equity financing will be dilutive to stockholders if such financing can be obtained. The Company anticipates it has sufficient working capital to last through September,1999 if the TSA sale does not close. The Company is engaged in discussions concerning a new debt or equity financing. The Company believes that it can complete a financing if necessary, which will provide it with sufficient liquidity for at least 12 months. The Company is uncertain as to the ultimate terms it can reach with any potential investors. There can be no assurances that the Company can complete any financing and meet its working capital needs.

         Potential Impact of Conversion of Preferred Stock. On March 31, 1999 the holder of the outstanding $350,000 of the Company's Series A Preferred converted the Series A Preferred into Common Stock at $1.00 per share, or into 350,000 shares. The holder agreed to restrict public sale of these 350,000 shares of Common Stock until October 1, 1999 and thereafter only 70,000 shares may be sold in each month. The Series B Preferred converts at a floating rate but not until November 1, 1999. The Company does not intend to file a registration statement for the sale of the Common Stock underlying the Series B Preferred until November 30, 1999. Commencing in December 1999, the Common Stock issuable upon conversion of the Series B Preferred may begin to be sold under Rule 144. The beneficial owner of the Series B Preferred is a director of the Company. The following impact may result from the conversion of Series B
Preferred:

               The lower the price of the Common Stock,  the more shares will be issued upon conversion of the Series B.

               Conversion and sale of some shares increases the supply available for sale, which could further depress the market price. This could have an escalating effect and result in a further depression of the price of the Common Stock.

               The  significant  downward  pressure  on the price of the  Common
              Stock could encourage short sales by the selling stockholders or others, which would further depress the market price for the Common Stock.

               The   conversion   of  the  Series  B  Preferred  may  result  in
              substantial dilution to existing stockholders since the holders may ultimately convert their shares into a very large number of shares of Common Stock if such Common Stock trades at lower prices at the times of conversion.
See "Description of Series B Preferred Stock and Warrants".

     Potential Future Dilution. The following tables set forth certain information if all outstanding Series B Preferred was converted and warrants exercised as of May 11, 1999. The times of convertibility and exercisability vary. See "Recent Developments - Changes in Capitalization" and "Description of Series B Preferred and Warrants" for information as to the first dates of convertibility and exercisability.



                             Amount Outstanding ($ or                                No. of Shares of Common
                                   No. of Shares)          Assumed Bid Price of           Stock Issuable
     Class of Security                                          Common Stock
---------------------------- --------------------------- --------------------------- --------------------------
---------------------------- --------------------------- -------------------------- ---------------------------
Series B Preferred                           $3,500,000                      $1.00                   4,117,647
------------------                           ----------                      -----                   ---------
                                                                             $.875                   4,729,729
                                                                             -----                   ---------
                                                                              $.60                   6,862,745
                                                                              ----                   ---------
                                                                              $.40                  10,294,117
                                                                              ----                  ----------

---------------------------- --------------------------- -------------------------- ---------------------------
---------------------------- --------------------------- -------------------------- ---------------------------
Class A Warrants                                250,000                                                250,000
----------------                                -------                                                -------
Class B Warrants                                 25,000                                                 25,000
----------------                                 ------                                                 ------
Class C Warrants                                248,383                   N/A                          248,383
----------------                                -------                   --------                     -------
Class D Warrants                                350,000                                                350,000
----------------                                -------                                                -------
Class E Warrants                                 50,000                                                 50,000
----------------                                 ------                                                 ------
Class F Warrants                                 50,000                                                 50,000
----------------                                 ------                                                 ------
---------------------------- --------------------------- -------------------------- ---------------------------


                        Conversion of
                           Series B
                      Preferred and Each                         Assumed Price of         Percentage of
                        Class of Warrants                           Common Stock         Outstanding Shares


--------------------------------------------------------------- ----------------------- -----------------------
--------------------------------------------------------------- ----------------------- -----------------------
                          5,091,030                                              $1.00                     15%
                          ---------                                              -----                     ---
                          5,703,112                                              $.875                     16%
                          ---------                                              -----                     ---
--------------------------------------------------------------- ----------------------- -----------------------
--------------------------------------------------------------- ----------------------- -----------------------
                          7,836,128                                               $.60                     21%
                          ---------                                               ----                     ---
--------------------------------------------------------------- ----------------------- -----------------------
--------------------------------------------------------------- ----------------------- -----------------------
                          11,267,500                                              $.40                     27%
                          ----------                                              ----                     ---
--------------------------------------------------------------- ----------------------- -----------------------
--------------------------------------------------------------- ----------------------- -----------------------

--------------------------------------------------------------- ----------------------- -----------------------

     Possible Loss of Stock Exchange Listing. The Company's Common Stock is traded on the American Stock Exchange (the "Amex"). Section 713 of the Amex Company Guide requires stockholder approval of any transaction involving the sale or issuance of Common Stock (or securities convertible into Common Stock) equals 20% or more of outstanding Common Stock and the price is less than the greater of (i) book value, or (ii) market value. The Company did not obtain approval of its stockholders to issue the Series B Preferred and does not anticipate seeking such approval prior to the conversion and sale of Common Stock thereafter. As reflected in the first chart in the above risk factor, conversion of the Series B Preferred at the prices below the current bid price would most likely involve a transaction relating to the issuance of 20% or more of the Common Stock of the Company. In addition to Section 713, the Amex has the authority under Section 1003 of the Amex Company Guide to delist a security. Since they have broad authority, while certain guidelines are provided, the Amex may delist a security even if none of the guidelines are violated. Section 1003(f)(v) permits delisting if the Common Stock has been "selling for a substantial period of time at a low price per share..." if the Company fails to effect a reverse split. There can be no assurances that the Amex will not delist the Company's Common Stock. If it does so, the market will be far less liquid. In turn, this can further depress the price of the Company's Common Stock.

         Change in Short-Term Financial Condition. If the Proposed Transaction closes, the proceeds from the sale of the Assets will substantially improve the Company's short-term financial condition and liquidity by significantly increasing working capital. However, as detailed in the next risk factor and in "Recent Developments" there is substantial doubt as to the consummation of the sale of Assets. However, the Company's results of operations could be materially and adversely affected for the short-term if the sale is consummated due to the loss of TSA profit contribution. However, the loss of revenues and income from the sale of the TSA Assets will be partially offset by projected annual debt service savings and corporate overhead savings including reduced audit fees, travel costs and other efficiencies. See "Pro Forma Condensed Financial
Information of the Company." The funds available from the sale of TSA Assets will be necessary to sustain TSI and pay the Company's corporate overhead until TSI is able to generate substantial revenues and reduce its operating losses. With the improvement in short-term liquidity, the Company believes it will have sufficient working capital to successfully market its OSA-IIs over the long-term. No assurances can be given that the Company will have sufficient working capital or that it will be successful in marketing OSA-IIs.

         Failure of Proposed Transaction to Close; Substantial Doubt that the Proposed Transaction Will Close. There can be no assurances that all of the conditions to the Proposed Transaction will be satisfied and that it will be consummated. There currently is and since September 30, 1998 there has been substantial doubt that NCT Audio Products, Inc. (the "Proposed Buyer") will be able to close the Proposed Transaction. The reasons for this conclusion are as follows:

1. The transaction originally was scheduled to close on or before December 31, 1998. The Proposed Buyer was unable to do so and the closing date was extended to on or before March 31, 1999. The Proposed Buyer was unable to close on March 31, 1999.

2. Because the Proposed Buyer's failure to close on March 31, 1999 would have caused it to lose its exclusive right to purchase the TSA Assets, the Proposed Buyer and the Company and TSA entered into an agreement extending the closing to on or before May 28, 1999.

3. The components of the $350,000 extension fee paid by the Proposed Buyer reflects the Proposed Buyer's inability to raise cash to fund the extension of its exclusive right. The only cash paid was $20,685, which represents interest income on the funds held in escrow that had inadvertently not been released to the Proposed Buyer. The second portion of the extension fee is $125,000 of the Proposed Buyer's minority interest in TSA's earnings, since the Proposed Buyer owns 20% of TSA. The final portion of the $350,000 fee represents a $204,315 short-term note due April 16, 1999 (the "Note").

4. The Note was not and has not been paid. There are escalating penalties as provided in the extension agreement. The first penalty is that $145,685 consisting of the $20,685 and minority interest will not be credited against the $6,500,000, if the Proposed Buyer closes. In the event the closing occurs by May 28, 1999, none of the $350,000 extension fee can be applied as a credit against the $6,500,000. The most significant penalty for failure to close by May 28, 1999 is the forfeiture of the potential TSA dividends for the succeeding 12 months.

5. The Proposed Buyer is a subsidiary of NCT Group, Inc. which trades on the Over-the-Counter Bulletin Board having been delisted from the Nasdaq Small Cap Market last year. The parent corporation reported a loss of $14.2 million dollars for 1998 on revenues of $3.3 million excluding a one time licensing fee of $3.2 million.

6. In January 1999, the Proposed Buyer sought to raise $53 million from the sale of debt and preferred stock through a Confidential Offering Memorandum (the "Memorandum"). The sale evidently did not occur, since the Proposed Buyer's parent has announced it received a $40 million financing proposal from an institutional lender which is subject to due diligence. While we have no access to internal information concerning the viability of the financing, it appears to be an extremely difficult financing. It is premised upon the roll-up of three businesses including TSA and requires $40,000,000 of reasonably liquid assets as collateral. Thus according to the Memorandum:

     To purchase the TSA Assets, the Proposed Buyer must pay the Company $6,500,000. But TSA liquid assets are approximately $1,500,000 and substantially less than 100% of liquid assets is customarily available to be borrowed.

     The second business is no longer subject to a binding agreement with the Proposed Buyer. The expired agreement required the Proposed Buyer to pay it $10,500,000.

     The third business, not identified in the Memorandum, is scheduled to receive approximately $24,500,000.

     In order to consummate this roll-up, the other two businesses must have approximately $38,500,000 of allowable liquid assets to support the remaining $33,500,000 of the loan remaining after allocating $6,500,000 for the TSA Assets.

See "Recent Developments- Sale of TSA".

         Changing Technology; Competitive Factors. The OSA-Is represent a technological breakthrough affecting the oil analysis industry. Oil analysis is a 50-year old technology, which is widely used for diagnostic and preventative maintenance programs for equipment by various industries. Essentially, the OSA-Is analyze (and the OSA-IIs are designed to analyze) oil at the end user's location thereby avoiding the need to send petroleum samples to a central laboratory. The OSA-Is and OSA-IIs utilize complex computer software. In general, the computer industry is subject to rapid and significantly changing technology including potential introduction of new products and technologies, which may have a material adverse impact upon the Company's ability to market and sell OSA-IIs. Although the Company believes that it has a significant advantage over potential competitors as a result of its experience over a five-year period with the OSA-Is, the Company's proprietary database and the proprietary nature of the resulting technology including the development of the OSA-IIs. No assurances can be given that either a comparable or more advanced on-site oil analyzer will not be developed in the future by one or more third parties.

         Patents and Proprietary Information. Historically, the Company generated almost all of its revenue from products subject to patents and patent applications exclusively licensed to the Company. TSA has relied upon the sale of its OHSS enclosures, which are covered by a patent license limited to the United States and Canada. The Company has obtained patents covering various features of the OSA-Is which are applicable to the OSA-IIs. The Company has applied for additional patents covering various features of the OSA-IIs. In addition, steps have been taken to protect trade secrets through appropriate confidentiality agreements. There can be no assurances that the patent applications for the OSA-II will be granted. The failure by the Company to obtain patents and protect its respective trade secrets could have a material adverse effect on the Company by increasing the likelihood of competition. In addition, other companies may independently develop equivalent or superior technologies and may obtain patent or similar rights with respect to them. Although the Company believes that the software for the OSA-Is and OSA-IIs has been independently developed by it, and that such technology does not infringe on the patents or violate the proprietary rights of others, there can be no assurances that the Company will not be determined to infringe upon the patents or proprietary rights of others, or that patents or proprietary rights of others will not have a material adverse effect on the ability of the Company to commercialize the OSA-IIs. Patent and technology disputes are common with high technology products and services.

         New Technologies and Other Considerations. In order to expand its current product line, the Company may continue to seek new technologies and products. This aspect of the Company's business involves a number of special risks. Because of these risks, the Company will seek capital input and strategic partners to sell equity in suitable products and technologies to these partners in order to reduce the risks to investors. Also, the Company will seek to avoid substantial and long-term expense associated with the necessary research and development. Assuming that the Company is able to enter into agreements with such partners and that those partners will be able to carry out the necessary research and development, there is the risk that the technologies will not perform as expected or be cost effective. Assuming successful research and development, there remains the risks of being able to market the products and locate industry partners or others able to manufacture the products according to stringent quality control standards and in a viable economic manner. There can be no assurances that the Company will be able to successfully locate such technologies and if so, will be able to find strategic partners able to develop and market new technologies. Finally, there is the risk that while the Company is seeking to commercialize a new technology, a competitor will develop technologies, which are more commercially viable thereby reducing the viability of the Company's products.

         Anti-Takeover Considerations. The Company's Restated Certificate of Incorporation (the "Certificate Provisions") contains various provisions designed to deter a third party from launching a hostile takeover for the Company. In addition, the Company has adopted a Shareholder Rights Plan (the "Rights Plan"). In this Prospectus, the Certificate Provisions and the Rights Plan are collectively referred to as the "Anti-Takeover Provisions". The
Certificate Provisions consist of: (i) empowering the Board of Directors (the "Board"), without further action by the stockholders, to issue up to 5,000,000 shares of Preferred Stock in one or more series, with such designations, preferences, special rights, qualifications, limitations and restrictions as the Board may determine; (ii) establishing a classified Board whereby election of the directors is staggered and each year approximately one-third of the directors are elected for a three year term; (iii) making it difficult to remove directors for "cause" by requiring a super-majority vote of either: (1) 75% of the stockholders, or (2) 66-2/3% of the stockholders and the majority of the "disinterested directors"; (iv) providing that stockholder action taken by written consent in lieu of a meeting is prohibited unless such consent is signed by the holders of at least two-thirds of the stock; and (v) restricting stockholder nomination of directors to any stockholder with the power to vote at least 15% of the outstanding voting securities of the Company who timely complies with specific notice procedures. In connection with the Rights Plan, the Board declared a dividend of one Preferred Stock Purchase Right (the "Rights") for each outstanding share of the Company's Common Stock. The Rights permit the holders (stockholders of the Company) to purchase Series A Junior Preferred Stock. Holders of Rights have the right to acquire stock of the Company or an "acquiring entity" at one-half of market value. The Rights only become exercisable in the event, with certain exceptions, an acquiring party accumulates 15 percent or more of the Company's voting stock. These Rights may be redeemed by the Company at $.01 per Right prior to the close of business on the 15th day after a public announcement that beneficial ownership of ownership of 15% or more of the Company's voting stock has been accumulated by single acquirer or group (with certain exceptions), under specified circumstances.

         The Anti-Takeover Provisions generally make it more difficult or discourage a proxy contest or the assumption of control by a holder of a substantial block of the Company's Common Stock because it is more difficult to remove the incumbent Board. Thus, the Anti-Takeover Proposals have the affect of: (i) entrenching incumbent management, and (ii) discouraging a third party from making a tender offer at a premium over the market price or otherwise attempting to obtain control of the Company even though such an attempt could be desired by a substantial member of the Company's stockholders. The Anti-Takeover Provisions were not intended to prevent a takeover of the Company on terms which are beneficial to the stockholders and will not do so. They may, however, deter an attempt to acquire the Company in a manner or on terms that the Board determines not to be in the best interest of its stockholders.

        Dependence on Key Personnel. The Company is currently dependent upon the efforts of the key members of its management team consisting of Mr. William C. Willis, Jr., the Company's President and Chief Executive Officer, and Mr. David Natan, the Company's Chief Financial Officer. In addition, the Company is dependent upon Dr. John Coates, its Director of Technology, who is in charge of the group which developed the OSA-II. In the event that one or more of these persons ceases to be employed by the Company, it may have a material adverse effect upon the Company.

         Competition. Competition in the automotive business and the oil analysis business is intense. With regard to TSA's OHSS business, interior trim suppliers have a substantial competitive advantage as a result of their relationships with automobile manufacturers and their substantially greater degree of financial strength, management depth and engineering expertise. By offering automobile manufacturers the opportunity to deal with one primary supplier, an interior trim supplier can offer alternative speaker placement and thereby competes directly with the Company. With regard to the OSA-II, while the Company is not aware of any other business that markets and sells an on-site oil analysis instrument, the Company's oil analysis subsidiary, TSI, competes with various oil analysis laboratories located throughout the United States. These laboratories offer service through Federal Express or other express delivery couriers and provides facsimile or other rapid delivery of oil analysis reports to the customers.



                               RECENT DEVELOPMENTS
Sale of TSA

         On August 14, 1998, the Company and TSA entered into an agreement, as amended (the "Agreement") with the Proposed Buyer through which the Proposed Buyer agreed to purchase TSA for a minimum of $10,000,000 and up to an additional $6,000,000 representing additional compensation (the "Earn-Out.") described on pages ______ of this Prospectus.

         Under the terms of the Agreement, the Proposed Buyer has agreed to assume all of TSA's liabilities subject to the limitation that such liabilities not exceed the amount of inventory owned by TSA, and pay the Company $10,000,000 (or $6,500,000 in addition to the $3,500,000 described below). Since September 30, 1998 the Company has had substantial doubt as to whether the Proposed Buyer will have the funds to close the Proposed Transaction. See "Risk Factors Failure of the Proposed Transaction to Close; Substantial Doubt that the Proposed Transaction will Close." The initial anticipated closing date was not later than December 31, 1998. This date was extended to March 31, 1999 and now to May 28, 1999 because of the Proposed Buyer's inability to complete a financing. See "Risk Factors".

         The Proposed Buyer paid the Company $1,450,000 as a non-refundable deposit in June 1998 and an additional $2,050,000 on December 15, 1998 when the Company's stockholders approved the sale. As a result, the Proposed Buyer became the owner of 20% of TSA. Pursuant to the Agreement, the Proposed Buyer had the exclusive right to purchase the Assets of TSA at any time through March 31, 1999. However, because the Proposed Transaction failed to close by December 31, 1998, the Proposed Buyer had a one-week option to cancel its exclusive right to purchase the Assets of TSA and as consideration receive an additional 15% of TSA Common Stock. The Proposed Buyer failed to provide notice to the Company. The Proposed Buyer remains the owner of 20% of TSA Common Stock. However, in mid-March, the Proposed Buyer notified the Company that it would not be able to close the Proposed Transaction by March 31, 1999. On March 30, 1999, the Company granted the Proposed Buyer an extension until May 28, 1999 to complete the purchase of TSA. As consideration for this extension, the Company received a non-refundable fee from the Proposed Buyer of $350,000. This extension fee consisted of $20,685 in cash which the Company's counsel had been holding in escrow, $125,000 representing the Proposed Buyer's minority earnings of TSA as a 20% stockholder of TSA and a $204,315 Note payable due on April 16, 1999. The Note was not and has not been paid. Additionally, due to the Proposed Buyer's failure to close the transaction by March 31, 1999, the Company will receive $100,000 of the Proposed Buyer's convertible preferred stock. See "Risk Factors".

         If the Proposed Transaction fails to close by May 28,1999, the Company will be free to attempt to find another purchaser of TSA and the Proposed Buyer will be obligated to sell its TSA shares to any such purchaser on the same terms and conditions as the Company receives for its TSA Common Stock.

         Assuming the Proposed Transaction had closed in December 1998, and assuming no changes to TSA's revenues and expenses after the closing, no Earn-Out payment if calculated on a pro forma basis would have been earned by the Company. The Company believes that current after-market and other OEM production line initiatives in process for OHSS will result in additional revenues that will enable the Company to achieve the full $6,000,000 Earn-Out over a two-year period after closing if it occurs. However, no assurances can be given.

         The Company believes that the current aftermarket and other OEM production line initiatives in process for OHSS will result in additional revenues that will enable the Company to achieve the full $6,000,000 Earn-Out over the two-year period following the Closing if it occurs. However, no assurances can be given. If earned, for the first year following the Closing ("Year One"), the Proposed Buyer shall pay TSA an Earn-Out of up to $3,000,000 and a cumulative amount of up to $6,000,000 for Year One and the 12-month period subsequent to Year One ("Year Two").

         The Earn-Out in Year One shall be equal to the amount by which the product of four and one-half times EBITDA, as defined, for Year One exceeds $8,000,000. As used in the Agreement, "EBITDA" means income before interest, taxes, depreciation and amortization of the Proposed Buyer's subsidiary acquiring the Assets ("New TSA"). The Agreement further provides that EBITDA shall be based solely upon the operations of New TSA based upon operations consistent with the historical operations of TSA and excluding items of income or expense such as non-recurring items, extraordinary items, intercompany items and other items of income and expense which are not consistent with such past practice.

         In effect, to the extent that in Year One the cash flow of New TSA times four and one-half exceeds $8,000,000, the Proposed Buyer shall pay the Earn-Out up to the maximum of $3,000,000. The Year Two Earn-Out shall be equal to the amount by which the product of four and one-half times EBITDA for Year Two exceeds the greater of: (i) Year One EBITDA times four and one-half, or (ii) $8,000,000. The maximum Year Two Earn-Out calculated using this formula is $6,000,000 minus the Year One Earn-Out.


Changes in Capitalization

         In December 1998, the Company received $3,500,000 from the sale of its Series B Preferred to two trusts in which Mr. G. Jeff Mennen, a director of the Company, is a co-trustee and sole trustee, respectively, and the beneficiaries of which are members of Mr. Mennen's immediate family (the "Mennen Trusts"). The Series B Preferred is convertible on or after November 1, 1999 into a number of shares of Common Stock computed by dividing the stated value of $1,000 per share (the "Stated Value") by 85% of the closing bid price of the Common Stock on the previous trading day (the "Conversion Price"). The Company shall have the option to redeem the Series B Preferred at 110% of Stated Value plus accrued dividends at any time before April 30, 1999 and at a price of 115% of Stated Value plus accrued dividends commencing on May 1, 1999 and expiring on October 27, 1999. The Series B Preferred pays a dividend of 9% per annum in cash. As part of the agreements with its lenders described below, the Company obtained permission to pay cash dividends to the Mennen Trusts. However, if in the future the Company is unable to pay cash dividends, they shall be payable in shares of Common Stock. The aggregate number of shares of Common Stock to be issued to the Mennen Trusts in such event shall equal the sum of: (x) the amount of the dividend per share (or $90 per annum) divided by the Conversion Price plus (y) 25% of the amount obtained in clause (x), which sum shall be multiplied by 3,500. As additional consideration, the Company issued to the Mennen Trusts Warrants to purchase 350,000 shares of the Company's Common Stock ("Class D Warrants") exercisable over a 10-year period at a price of approximately $1.94 per share (or $1.00 above the closing price on the day of consummation of the Series B Preferred sale transaction). Additionally, because the Series B Preferred was not redeemed or converted into Common Stock on or before May 1, 1999, ( the Company issued to the Mennen Trusts an additional 50,000 10-year Warrants exercisable at a price of $.50 per share above the closing price of the Company's Common Stock on April 30, 1999 or $1.75 per share ("Class E Warrants"). Not later than November 30, 1999, the Company has agreed to file a registration statement to cover the public sale of the shares of Common Stock issuable on conversion of the Series B Preferred and exercise of the Class D and E Warrants as well as the Class F Warrants described below. The Company consummated this transaction after diligently and actively seeking alternative financing sources and concluding that the proposal was superior to competing offers available in strict arms-length transactions. The Board voted unanimously to approve the sale of the Series B Preferred with Mr. Mennen abstaining. The shares of Common Stock underlying the Series B Preferred and the Class D and E Warrants underlying are not covered by this Prospectus and may not be resold pursuant to this Prospectus.

         In January 1998, the Company recognized it might in fiscal 1998 violate a covenant contained in $3,020,000 of Subordinated Convertible Notes (the "Notes") issued in 1995. In order to assure the Company's auditors that the Company had the ability to comply with this financial covenant, Mr. Mennen agreed to infuse sufficient capital into the Company as may be necessary. In exchange for Mr. Mennen's commitment, the Company issued to him 50,000 Warrants exercisable at $2.00 per share (the "Class F Warrants"). Following the closing of the Series B Preferred sale, the Company redeemed one-half or $500,000 Stated Value of the existing Series A Preferred by paying the Purchasers an aggregate purchase price of $600,000. In late 1998, the remaining $150,000 of Series A Preferred converted into an aggregate of 387,554 shares of Common Stock (which sum included accrued dividends) in accordance with the terms of the Series A Preferred. As consideration for the initial delay in converting $350,000 of the Series A Preferred, the Company issued to the two Purchasers Class B Warrants to purchase an aggregate of 25,000 shares of Common Stock exercisable at approximately $.89 per share commencing in April 1999. The shares of Common Stock reserved for exercise of the Class B Warrants are being offered for sale pursuant to this Prospectus.

         The Purchasers also agreed not to convert the remaining $350,000 of Series A Preferred until March 31, 1999. On that date, one of the Selling Stockholders, Excalibur Limited Partnership ("Excalibur"), acquired the other Purchaser's Series A Preferred and converted all $350,000 into 350,000 shares of Common Stock or at $1.00 per share. This was substantially higher than the actual conversion price thereby reducing the dilution to existing stockholders. Additionally, Excalibur agreed that the 350,000 shares of Common Stock, which will be eligible for resale under Rule 144 in May 1999, shall not be sold prior to October 1,1999, and then only up to a maximum of 70,000 shares per month.

         The Company has restructured substantially all of its $3,020,000 of Notes. With a portion of the proceeds from the Series B Preferred, the Company prepaid an aggregate of $745,000 principal amount of Notes for $496,617 resulting in savings of $248,383 in principal amount (not including future debt service costs). In connection with the discounting of these Notes, the Company issued to the noteholders Class C Warrants to purchase an aggregate of 248,383 shares of the Company's Common Stock exercisable over a five-year period at approximately $1.78 per share. The shares of Common Stock reserved for exercise of the Class C Warrants may be sold pursuant to this Prospectus. The Company entered into an agreement with the agent for the remaining noteholders, which modified the remaining Notes. The Company prepaid such noteholders an aggregate of $1,568,000 in principal amount of Notes (at the rate of $.70 per $1.00 of principal). These noteholders continue to hold Notes in the principal amount of $707,000. Additionally, the interest rate was reduced from 9% per annum to 5% per annum on the Notes and the conversion price reduced from $10 per share to $2 per share. As part of the Amendment to the Note Purchase Agreement, the remaining noteholders waived certain restrictive provisions including the requirement that the Company maintain a 1.5 to 1.0 debt to equity ratio which waiver continues through and including September 30, 1999 which is the conclusion of the Company's current fiscal year.

         The Company has also obtained a waiver from its principal lender, NationsCredit Commercial Funding ("NationsCredit"), of the of the financial covenant precluding the Company from having a loss of more than $2,000,000 in a fiscal year. In conjunction with such waiver, the Company paid NationsCredit a fee of $25,000 and agreed to collaterally assign a $250,000 certificate of deposit to NationsCredit.

Formation of Strategic Alliance with Flying J

         In November 1998, the Company entered into a strategic alliance with Flying J, a company engaged in various facets of highway-related products and services including the operation of large truck stops. Flying J agreed to purchase and market OSA-IIs in up to 100 of their truck stop service centers. The initial purchase order is for 10 OSA-IIs; the agreement covers a potential purchase of up to 100 OSA-IIs, payment of a per sample technology licensing fee, and joint development and marketing of product enhancements to assist in the further commercialization of the OSA-IIs within the truck stop industry. After receipt of the initial 10 OSA-IIs, Flying J may terminate the agreement without any liability. Flying J paid the Company for the first 10 units during the quarter ending March 31, 1999. The Company recognized revenue of approximately $280,000 for the quarter ended March 31, 1999 representing four units which were delivered to Flying J during the quarter. An additional six OSA-II's have been installed at Flying J facilities during the quarter ending June 30, 1999. In addition to the purchase price of the OSA-II units, Flying J is obligated to pay the Company a per sample licensing fee, which is reduced at such time as Flying J has 36 OSA-II units operating. In addition, in recognition of Flying J's efforts to assist the Company in commercializing the OSA-II within the truck stop industry, it will receive financial incentives subject in part to Flying J having at least 36 OSA-II units in operation. The Company is currently reviewing potential modifications to the OSA-II unit in order to make it a self-serve unit which can operate quietly and be placed in up to 100 of Flying J's truck stops. While the Company believes the proposed changes are technically feasible, the costs of modification may approximate $150,000. The Company does not intend to modify the unit unless Flying J bears this cost. The Company only anticipates selling to Flying J a limited number of OSA IIs during the remainder of 1999. These units will be installed in Flying J's full service plazas, which do not require a self-serve OSA-II. There can be no assurances that Flying J will decide to purchase any of the additional 90 OSA-IIs or that any further commercialization of the OSA-IIs within the truck stop industry will prove successful.

Other Matters

         As previously publicly reported, Mr. Stuart Landow, the Company's former Chairman of the Board, resigned as a director and as an employee effective June 30, 1998.

         Mr. William C. Willis, Jr., the Company's president and chief executive officer and new Chairman of the Board waived a bonus of $127,500 to which he was entitled under his employment agreement. In exchange for this waiver, in July 1998 the Company's Compensation Committee granted Mr. Willis 100,000 stock options exercisable at $.875 per share (then fair market value). The options vest incrementally over a three-year period and are exercisable over a 10-year term. Mr. Willis initiated this transaction as a result of the Company's efforts to conserve cash and his confidence in the Company.

New Accounting Standards

In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information", which is required to be adopted in fiscal years beginning after December 15, 1997. This statement establishes standards for the way public business enterprises report information about products, services, geographic areas and major customers. The Company will adopt SFAS No. 131 or for fiscal year ended September 30, 1999. The adoption of SFAS No. 131 will not have a material impact on its financial position or results of operations.


                                     PRO FORMA CONDENSED FINANCIAL
                                        INFORMATION OF THE COMPANY

       The following unaudited pro forma condensed financial statements were prepared to reflect the estimated effects of the potential sale of 100% of TSA for $10,000,000. The sale is structured to occur in three separate steps as follows: (i) The Company has received a $1,450,000 non-refundable deposit which gave the Buyer a minimum of a 14.5% equity interest in TSA ("Step 1"), (ii) the Second Payment of $2,050,000 was paid into escrow on July 30, 1998 and released to the Company (became non-refundable) on December 15, 1998 as a result of an affirmative shareholder approval which gave the Buyer an additional 5.5% of TSA Common Stock ("Step 2"), and (iii) the receipt of the remaining proceeds of $6,500,000 to complete the ultimate sale of 100% of TSA which was to occur by March 31, 1999 ("Step 3").

         As a result of the completion of Steps I and II of the transaction, the Buyer became a 20% owner of the Common Stock of TSA. On January 7, 1999, the Buyer of TSA's Assets, by virtue of not exercising its right to receive an additional 15% minority stake in TSA maintained its exclusive right to complete the remainder of the transaction by March 31, 1999. As a result, the Buyer will remain as a 20% minority owner of TSA unless Step III of the transaction is completed.

        On March 30, 1999, the Parent Company granted the Buyer an extension until May 28, 1999 to complete the purchase of TSA. As consideration for this extension, the Parent Company received a non-refundable fee from the Buyer of $350,000. This extension fee consisted of $20,685 in cash, $125,000 of the Buyer's minority interest in TSA earnings and a $204,315 note payable due on April 16, 1999 (the "Note") from the Buyer to TSA. Additionally, due to the

Buyer's failure to close the transaction by March 31, 1999, the Parent Company received a penalty premium of $100,000 of the Buyer's convertible preferred stock. ( See page xx for further discussion ).

         If the transaction fails to close by May 28, 1999, the Parent Company intends to operate TSA and will be free to attempt to find another purchaser of TSA. The Buyer will be obligated to sell its TSA shares to any such purchaser on the same terms and conditions as the Company receives for its TSA Common Stock. For a discussion of the risks involved in this event, see "Risk Factors Failure of Proposed Transaction to Close".

         The unaudited pro forma condensed balance sheet as of March 31, 1999 gives effect to the above transactions as if they had occurred on March 31, 1999. The unaudited pro forma condensed statements of operations for the years ended September 30, 1998 and 1997 and 1996 give effect to the pro forma transactions as if they had occurred as of October 1, the first day of the Company's respective fiscal year. The unaudited pro forma condensed statements of operations for the six months ended March 31, 1999 and 1998 give effect to the pro forma transactions and the proceeds from the sale of the sale of $3,500,000 of Series B Convertible Stock and the repayment of $2,313,000 of the Senior Convertible Notes, as if they had occurred as of October 1, the first day of the Company's respective fiscal year. Upon the sale of 100% of the TSA Assets (Step 3), this segment will be treated as a discontinued operation as defined in Accounting Principals Board Opinion No. 30, accordingly the pro forma statements of income have been presented for all the same periods as the historical financial statements.

         The unaudited pro forma condensed financial statements were also prepared to show the effects of the use of the net proceeds from the sale to pay Nations as described in the notes to the unaudited pro forma condensed financial statements.

         The unaudited pro forma condensed financial statements were prepared utilizing the accounting principles of the Company as outlined in its historical financial statements included in the Company's Form 10-K/A No. 2 for the year ended September 30, 1998 and Form 10-K/A No. 3 for the year ended September 30, 1997, a copies of which are incorporated by reference herein. The pro forma adjustments are based upon available information and contain assumptions that the Company believes are reasonable under the circumstances. The unaudited pro forma condensed financial statements do not reflect the potential corporate overhead savings as a result of the sale of TSA.

TOP SOURCE TECHNOLOGIES, INC.
UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED BALANCE SHEET
AS OF March 31, 1999





                                                                                             (Buyer Owns
                                                Buyer Owns                                   100% of TSA
                                                20% of TSA             Adjustments              Assets)
                                                Common Stock          for 100% Sale           Pro Forma
ASSETS                                          Historical               of TSA                 Total
                                              --------------------------------------------------------------
Current Assets:
  Cash and cash equivalents                       $  847,069 (a)          $6,500,000 (d)         $5,592,950
                                                                          (1,754,119)(e)
  Accounts receivable, net                         1,572,926              (1,477,689)(d)             95,237
  Inventories                                      2,369,602                (378,063)(d)          1,991,539
  Prepaid expenses and
    other current assets                             237,871                 (66,412)(d)            171,459
                                              --------------------------------------------------------------
Total current assets                               5,027,468               2,823,717              7,851,185
Property and equipment-net                         1,115,149                (178,692)(d)            936,457
Manufacturing & distribution
   rights & patents-net                              257,240                (128,430)(d)            128,810
Capitalized database, net                          1,967,777                       -              1,967,777
Notes receivable from officers                             -                       -                      -
Other assets, net                                    359,936                       -                359,936
                                              --------------------------------------------------------------

TOTAL ASSETS                                      $8,727,570              $2,516,595            $11,244,165
                                              ==============================================================
LIABILITIES AND
   STOCKHOLDERS' EQUITY
Current Liabilities:
  Line of credit                                  $1,276,943             ($1,276,943)(e)                $ -
  Accounts payable                                   873,581                (563,957)(d)            309,624
  Accrued liabilities                              1,274,895                 (73,701)(d,e)        1,201,194
                                              --------------------------------------------------------------
Total current liabilities                          3,425,419              (1,914,601)             1,510,818
  Senior convertible notes                           707,000                                        707,000
  Other liabilities                                  263,469                                        263,469
                                              --------------------------------------------------------------
Total liabilities                                  4,395,888              (1,914,601)             2,481,287
Minority interest                                    734,677 (b)            (734,677)(d)                  -
Stockholders' equity                               3,597,005 (c)           5,165,873 (d)          8,762,878
TOTAL LIABILITIES AND
                                              --------------------------------------------------------------

 STOCKHOLDERS' EQUITY                             $8,727,570              $2,516,595            $11,244,165

                                              ==============================================================

See notes to unaudited pro forma condensed financial statements.

TOP SOURCE TECHNOLOGIES, INC.
UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED MARCH 31, 1999




                                                                         (Buyer Does Not
                                                    Record                Purchase 100%
                                                   Minority               of TSA Assets)
                                                 Interest in               Buyer Owns                              (Buyer Owns
                                                    Income                 20% of TSA                              100% of TSA
                                                  of TSA and            Common Stock       Adjustments                Assets)
                                                   Material                Pro Forma      for 100% Sale             Pro Forma
                                 Historical      Transactions                Total           of TSA                   Total
                                ------------------------------------------------------------------------------------------------
Net sales                          $4,684,553               -                 $4,684,553    ($4,141,644)  (i)          $542,909

Cost of sales                       2,987,348               -                  2,987,348     (2,676,905)  (i)           310,443

Selling, general and
  administrative expenses           2,870,809               -                  2,870,809       (630,123)  (i)         2,340,686
                                                                                                100,000   (j)
                                ------------------------------------------------------------------------------------------------
Loss from operations               (1,173,604)              -                 (1,173,604)      (934,616)             (2,108,220)

Interest expense,  other
  income (expense) net              1,404,127          51,297   (f)             (207,446)           842   (i)           (79,598)
                                                   (1,662,870)  (h)                             127,006   (f)
Minority interest in
  income of TSA                       (87,807)        (71,448)  (h)             (159,255)       159,255   (i)                 -

                                ------------------------------------------------------------------------------------------------
Loss before income taxes
  and minority interest               142,716      (1,683,021)                (1,540,305)      (647,513)             (2,187,818)

Income tax expense                    (37,500)              -                    (37,500)        37,500   (i)                 -
Loss from continuing
                                ------------------------------------------------------------------------------------------------
  operations                          105,216      (1,683,021)                (1,577,805)      (610,013)             (2,187,818)

Dividends on preferred stock         (119,956)        (49,673)  (g)             (169,629)                              (169,629)
Loss from available to
                                ================================================================================================
  common shareholders                ($14,740)    ($1,732,694)               ($1,747,434)     ($610,013)            ($2,357,447)
                                ================================================================================================
Loss from available to common share:
  Basic                                ($0.00)                                                                           ($0.08)
                                ==============                                                                   ===============
  Diluted                              ($0.00)                                                                           ($0.08)
                                ==============                                                                   ===============
Weighted average
 common shares
  Outstanding:
  Basic                            28,883,197                                                                        28,883,197
                                ==============                                                                   ===============
  Diluted                          28,883,197                                                                        28,883,197
                                ==============                                                                   ===============



See notes to unaudited pro forma condensed financial statements.


UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED MARCH 31, 1998




                                               (Buyer Does Not
                                                Purchase 100%
                                              Sale of $3,500,000                   of TSA Assets)
                                                 of Series B          Record         Buyer Owns                       (Buyer Owns
                                                Preferred Stock    Minority          20% of TSA                       100% of TSA
                                                   and Related     Interest in      Common Stock     Adjustments         Assets)
                                                  Material           Income          Pro Forma     for 100% Sale       Pro Forma
                                 Historical       Transactions       of TSA            Total          of TSA             Total
                                ---------------------------------------------------------------------------------------------------
Net sales                         $6,616,766                                 -    $6,616,766   ($6,419,416)  (i)          $197,350

Cost of sales                      4,367,692                                 -     4,367,692    (4,276,793)  (i)            90,899

Selling, general and
  administrative expenses          3,431,596                                 -     3,431,596    (1,167,134)  (i)         2,814,462
                                                                                                   550,000   (j)
                                ---------------------------------------------------------------------------------------------------
Loss from operations              (1,182,522)              -                 -    (1,182,522)   (1,525,489)             (2,708,011)

Interest expense,  other
  income (expense) net              (192,546)        117,526 (f)             -       (75,020)       16,953   (i)            78,692
                                                                                                   136,759   (f)
Minority interest in
  income of TSA                            -                          (184,307)  (h)(184,307)      184,307   (i)                 -

                                ---------------------------------------------------------------------------------------------------
Loss before income taxes
  and minority interest           (1,375,068)        117,526          (184,307)   (1,441,849)   (1,187,470)             (2,629,319)

Income tax expense                   (37,000)                                -       (37,000)       37,000   (i)                 -
Loss from continuing
                                ---------------------------------------------------------------------------------------------------
  operations                      (1,412,068)        117,526          (184,307)   (1,478,849)   (1,150,470)             (2,629,319)

Dividends on preferred stock               -        (157,500)(g)             -      (157,500)                             (157,500)
Loss from available to
                                ===================================================================================================
  common shareholders            ($1,412,068)       ($39,974)        ($184,307)  ($1,636,349)  ($1,150,470)            ($2,786,819)
                                ===================================================================================================
Loss from available to common share:
  Basic                               ($0.05)                                                                               ($0.10)
                                =============                                                                       ===============
  Diluted                             ($0.05)                                                                               ($0.10)
                                =============                                                                       ===============
Weighted average
 common shares
  Outstanding:
  Basic                           28,110,033                                                                            28,110,033
                                =============                                                                       ===============
  Diluted                         28,110,033                                                                            28,110,033
                                =============                                                                       ===============


See notes to unaudited pro forma condensed financial statements.



TOP SOURCE TECHNOLOGIES, INC.
UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED SEPTEMBER 30, 1998




                                 (Buyer Does Not
                                  Purchase 100%
                                               Sale of $3,500,000                   of TSA Assets)
                                                   of Series B       Record           Buyer Owns                        (Buyer Owns
                                                Preferred Stock     Minority          20% of TSA                        100% of TSA
                                                   and Related     Interest in        Common Stock    Adjustments        Assets)
                                                  Material           Income             Pro Forma     for 100% Sale      Pro Forma
                                 Historical       Transactions       of TSA               Total        of TSA             Total
                                ---------------------------------------------------------------------------------------------------
Net sales                        $11,207,858                                 -        $11,207,858  ($10,815,205)  (i)      $392,653

Cost of sales                      8,026,490                                 -          8,026,490    (7,417,402)  (i)       609,088

Selling, general and
  administrative expenses          9,035,394                                 -          9,035,394    (2,326,146)  (i)     7,809,248
                                                                                                      1,100,000   (j)
                                ----------------------------------------------------------------------------------------------------
Loss from operations              (5,854,026)              -                 -         (5,854,026)   (2,171,657)         (8,025,683)

Interest expense,  other
  income (expense) net               422,085         208,170 (f)      (962,760)  (h)     (332,505)       25,769   (i)           (39)
                                                                                                        306,697   (f)
Minority interest in
  income of TSA                      (38,820)                         (378,613)  (h)     (417,433)      417,433   (i)             -

                                ----------------------------------------------------------------------------------------------------
Loss before income taxes
  and minority interest           (5,470,761)        208,170        (1,341,373)        (6,603,964)   (1,421,758)         (8,025,722)

Income tax expense                   (58,801)                                -            (58,801)       58,726   (i)           (75)
Loss from continuing
                                ----------------------------------------------------------------------------------------------------
  operations                      (5,529,562)        208,170        (1,341,373)        (6,662,765)   (1,363,032)         (8,025,797)

Dividends on preferred stock         (20,034)       (315,000)(g)             -           (335,034)                         (335,034)
Loss from available to
                                ----------------------------------------------------------------------------------------------------
  common shareholders            ($5,549,596)      ($106,830)      ($1,341,373)       ($6,997,799)  ($1,363,032)        ($8,360,831)
                                ====================================================================================================
Loss from available to common share:
  Basic                               ($0.20)                                                                                ($0.30)
                                =============                                                                          =============
  Diluted                             ($0.20)                                                                                ($0.30)
                                =============                                                                          =============
Weighted average
 common shares
  Outstanding:
  Basic                           28,242,005                                                                              28,242,005
                                =============                                                                        ===============
  Diluted                         28,242,005                                                                              28,242,005
                                =============                                                                        ===============

See notes to unaudited pro forma condensed financial statements.


TOP SOURCE TECHNOLOGIES, INC.
UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED SEPTEMBER 30, 1997
                                                                                                                  (iii) Proposed
                                                                                                                  Transaction is
                                                                                                                    Buyer Owns
                                                                                                                    100% of TSA
                                                                                       Adjustments                     Assets)
                                                                                      for 100% Sale                  Pro Forma
                                                                Historical               of TSA                        Total
                                                             ----------------------------------------------------------------------
Net sales                                                         $16,984,123            ($16,580,270)   (i)              $403,853

Cost of sales                                                      11,304,708             (11,197,664)   (i)               107,044

Selling, general and administrative expenses                        8,277,875              (2,291,445)   (i)             7,086,430
                                                                                            1,100,000    (j)
                                                             ----------------------------------------------------------------------

Loss from operations                                               (2,598,460)             (4,191,161)                  (6,789,621)

Interest expense,  other income (expense) net                        (223,597)                  5,595    (i)              (121,217)
                                                                                               96,785    (f)

                                                             ----------------------------------------------------------------------
Loss before income taxes                                           (2,822,057)             (4,088,781)                  (6,910,838)

Income tax expense                                                   (482,000)                124,000    (i)              (358,000)

                                                             ----------------------------------------------------------------------

Loss from continuing operations                                   ($3,304,057)            ($3,964,781)                 ($7,268,838)
                                                             ======================================================================

Loss from available to common share:
  Basic                                                                ($0.12)                                              ($0.26)
                                                             =================                                   ==================
  Diluted                                                              ($0.12)                                              ($0.26)
                                                             =================                                   ==================
Weighted average
 common shares
  Outstanding:
  Basic                                                            28,065,563                                           28,065,563
                                                             =================                                   ==================
  Diluted                                                          28,065,563                                           28,065,563
                                                             =================                                   ==================

See notes to unaudited pro forma condensed financial statements.



 TOP SOURCE TECHNOLOGIES, INC.
 UNAUDITED PRO FORMA CONDENSED
 CONSOLIDATED STATEMENT OF OPERATIONS
 FOR THE YEAR ENDED SEPTEMBER 30, 1996
                                 (iii) Proposed
                                 Transaction is
                                                                                        Approved and
                                   Buyer Owns
                                   100% of TSA
                               Adjustments Assets)
                                                                     for 100% Sale       Pro Forma
                                                  Historical          of TSA               Total
                                                 -----------------------------------------------------

Net sales                                          $16,146,524       (16,102,523)(i)          $44,001

Cost of sales                                       10,776,203       (10,749,431)(i)           26,772

Selling, general and administrative expenses         8,426,540        (2,259,258)(i)        7,267,282
                                                                       1,100,000 (j)
                                                 -----------------------------------------------------

Loss from operations                                (3,056,219)       (4,193,834)          (7,250,053)

Interest expense, other income (expense) net          (232,267)          (45,460)(i)         (277,727)


                                                 -----------------------------------------------------
Loss before income taxes                            (3,288,486)       (4,239,294)          (7,527,780)

Income tax expense                                  (1,543,300)          175,000 (i)       (1,368,300)

                                                 -----------------------------------------------------
Loss from continuing operations                    ($4,831,786)      ($4,064,294)         ($8,896,080)
                                                 =====================================================

Loss from continuing operations per common share:
  Basic                                                ($0.17)                                ($0.32)
                                                 ==============                       ================
  Diluted                                              ($0.17)                                ($0.32)
                                                 ==============                       ================

Weighted average common shares Outstanding:
  Basic                                             28,027,959                             28,027,959
                                                 ==============                       ================
  Diluted                                           28,027,959                             28,027,959
                                                 ==============                       ================

See notes to unaudited pro forma condensed financial statements.


Notes to Unaudited Pro Forma Balance Sheet and Consolidated
 Statements of Operations

(a) Includes the receipt of $3,500,000 of proceeds from the sale of 20% interest in TSA.

(b) Includes the recording of a 20% minority interest in TSA

(c) Includes the gain on 20% of the equity in TSA of $2,625,630. This gain is not included on the Unaudited Pro Forma Condensed Consolidated Statement of Operations for all periods presented since it is a non-recurring item.

(d) The Company is selling 100% of the Assets of TSA and substantially all of the liabilities of TSA. This adjustment represents the receipt of the remaining proceeds for Step 3 of the sale of TSA, the elimination of the minority interest and the elimination of the respective TSA Assets, liabilities and equity. The total amount of the gain on the sale of 100% of TSA's Assets is approximately $7,100,000 of which $4,480,666 is included herein and the remaining gain is included in note (c). This gain is reflected in stockholders equity, but not in the pro forma statements of operations.

(e) Represents the repayment of the Nations Credit Facility with the proceeds from the TSA sale, and payment of $477,176 of estimated legal, accounting and investment banking fees and taxes for the sale of TSA. The $477,176 in fees and taxes is included in accrued liabilities and will be paid with the proceeds from the sale.

(f) Represents the reduction in interest expense resulting from the repayment of a portion of debt as discussed in Note (e) and Senior Convertible Notes repaid in November and December 1998.

(g) To record a 9% dividend on Series B Preferred Stock.


(h) To record the 20% (for the entire period) minority interest in TSA and to eliminate a non-recurring item, which is the gain on the sale of TSA.

(i) Represents the elimination of the minority interest and the respective TSA results of operations.

(j) Represents the add back of corporate expenses that the Company believes it will not save as a result of the sale of TSA.

SELLING STOCKHOLDERS

Table of Selling Stockholders

         The following table sets forth information furnished by the Selling Stockholders, with respect to the number of shares of the Company's Common Stock, including the shares of Common Stock underlying the Warrants owned by each Selling Stockholder on the date of this Prospectus, the shares offered hereby, and the number and percentage of outstanding shares to be owned by each Selling Stockholder after the offering. No Selling Stockholder has held any position, office, or had a material relationship with the Company within the past three years. The beneficial owners of Excalibur Limited Partnership,
Gundyco in Trust for RRSP 550-98866-19, H & H Securities Limited and Intercontinental Holding Company, Ltd. and San Rafael Consulting Group are
William S. Hechter, Esq., Mark Schoom, William S. Hechter, Esq., and Gerry Alexander, respectively. The Company believes Charles Ganz of Mellon Bank exercises discretion to sell the Common Stock offered by the former noteholders. For further information on the Series A Preferred and Warrants, See "Description of Series A Preferred and Warrants".


-------------------- ------------------ ------------------- ------------------ ------------------ -------------------
      Selling         Ownership Prior   Securities Being    Ownership After    Percentage Owned    Percentage Owned
   Stockholders         to Offering          Offered            Offering        Before Offering     After Offering
-------------------- ------------------ ------------------- ------------------ ------------------ -------------------
-------------------- ------------------ ------------------- ------------------ ------------------ -------------------
Excalibur   Limited
Partnership
                     770,038(1)           691,288(2)        78,750(3)          2.5%               *

-------------------- ------------------ ------------------- ------------------ ------------------ -------------------
-------------------- ------------------ ------------------- ------------------ ------------------ -------------------
Gundyco   in  Trust
for RRSP             180,016(4)         146,266(5)          33,750(6)          *                  *
550-98866-19
-------------------- ------------------ ------------------- ------------------ ------------------ -------------------
-------------------- ------------------ ------------------- ------------------ ------------------ -------------------
H  &  H  Securities
Limited              20,500(7)           8,200              12,300             *                  *
-------------------- ------------------ ------------------- ------------------ ------------------ -------------------
-------------------- ------------------ ------------------- ------------------ ------------------ -------------------
Intercontinental
Holding    Company,  21,000(8)          8,400               12,600             *                  *
Ltd.
-------------------- ------------------ ------------------- ------------------ ------------------ -------------------
-------------------- ------------------ ------------------- ------------------ ------------------ -------------------
San Rafael
Consulting Group     21,000(9)          8,400               12,600             *                  *
-------------------- ------------------ ------------------- ------------------ ------------------ -------------------
-------------------- ------------------ ------------------- ------------------ ------------------ -------------------
Certain Former
Noteholders          248,383(10)        248,383             -0-                *                  *
-------------------- ------------------ ------------------- ------------------ ------------------ -------------------

*  Less than 1%.



(1) Represents 621,288 shares obtained upon conversion of Series A Preferred and as dividends, and 52,500 and 17,500 shares underlying Class A and Class B Warrants.

(2) A total of 350,000 shares of Common Stock, may not be sold until October 1, 1999 and then only in amounts of 70,000 per month cumulatively. Does not include 78,750 shares underlying Class A Warrants. These shares have been registered but are not offered for sale by this Prospectus.

(3)     Represents the 78,750 shares referred to in note (2).

(4) Represents 116,266 shares obtained upon conversion of Series A Preferred and as dividends and 56,250 and 7,500 shares underlying Class A and Class B Warrants.

(5) Does not include 33,750 shares underlying Class A Warrants. These shares have been registered, but are not offered for sale by this Prospectus.

(6)     Represents the shares referred to in note (5).

7) Represents 8,200 shares of Common Stock underlying Class A Warrants, which are exercisable as of the date of this Prospectus and 12,300 shares underlying Class A Warrants, which are not currently exercisable. The 12,300 shares have been registered, but are not offered for sale by this Prospectus.


(8) Represents 8,400 shares of Common Stock underlying Class A Warrants which are exercisable as of the date of this Prospectus 12,600 shares underlying Class A Warrants, which are not currently exercisable. The 12,600 shares have been registered, but are not offered for sale by the Prospectus.

(9) Represents 8,400 shares of Common Stock underlying Class A Warrants which are exercisable as of the date of this Prospectus and 12,600 shares underlying Class A Warrants, which are not currently exercisable. The 12,600 shares have been registered, but are not offered for sale by the Prospectus.

(10) Represents 248,383 shares of Common Stock underlying Class C Warrants held by former holders of $745,000 in principal of Notes. The Company redeemed their Notes in December 1998 or $496,617 and issued one Class D Warrant for each dollar of principal cancelled. The identity of the former noteholders has been withheld in accordance with the policy of the Commission's staff.


                 DESCRIPTION OF SERIES B PREFERRED AND WARRANTS

     The Company issued $3,500,000 of Series B Preferred to the MennenTrusts. Mr. G. Jeff Mennen, a director of the Company, is either co-trustee or sole trustee and the beneficiaries are members of Mr. Mennen's immediate family. For the details concerning the terms of the Series B Preferred, see "Recent Developments - Changes in Capitalization".


        This Prospectus covers the public sale of the shares of Common Stock underlying presently exercisable Class A Warrants and the Class B and Class C Warrants. Those shares of Common Stock underlying those Class A Warrants which are not presently exercisable will be offered for sale by a Supplement to this Prospectus. The Company is not obligated to and does not intend to file a registration statement covering the public sale of shares of Common Stock underlying the Class D and Class E Warrants issued to and potentially issuable to the Mennen Trusts and the Class F Warrants held by Mr. Mennen until on or about November 30, 1999. The terms of the various classes of Warrants are described below:


Class of Warrants                   Number of Warrants                Exercise Price            Expiration Date

        A(1)                                250,000                        $1.10                   5/7/2001
-----------------------------------------------------------------------------------------------------------
        B(2)                                 25,000                        $ .89                  11/16/2003
------------------------------------------------------------------------------------------------------------
          C                                 248,383                        $1.78                  12/29/2003
------------------------------------------------------------------------------------------------------------
          D                                 350,000                        $1.93                  11/17/2008
------------------------------------------------------------------------------------------------------------
          E                                  50,000                        $1.75                  05/01/2009
------------------------------------------------------------------------------------------------------------
          F                                  50,000                       $2.00                   01/13/2003
------------------------------------------------------------------------------------------------------------

----------------------------------
        (1) A total of 100,000 are currently exercisable and the remaining Class A Warrants are exercisable in increments of 50,000 shares commencing 90, 150 and 210 days after the date of this Prospectus.

        (2) May not be exercised until May 17, 1999.

                                               PLAN OF DISTRIBUTION

        All of the shares of Common Stock are offered for sale by the Selling Stockholders as listed in this Prospectus under "Selling Stockholders". The Company will receive none of the proceeds from the sale of the shares of Common Stock by the Selling Stockholders. However, the Company will receive a maximum of approximately $739,622 in connection with the exercise of up to 100,000 Class A 25,000 Class B and 248,383 Class C Warrants, the underlying shares of Common Stock of which are covered by this Prospectus. Such proceeds will be used for general corporate purposes.

        The Company has been advised by the Selling Stockholders that the shares of Common Stock may be offered and sold from time to time by or on behalf of the Selling Stockholders, in or through transactions or distributions (including crosses and block transactions) on the American Stock Exchange, or in the over-the-counter market at market prices prevailing at the time of sale, or at negotiated prices, and in connection therewith commissions may be paid to brokers. Brokers participating in such transactions may act as agents for the Selling Stockholders. The Selling Stockholders, and any brokers participating in this offering may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them may be deemed to be underwriting compensation.


                                                   LEGAL MATTERS

        The legality of the securities to be offered hereby will be passed upon for the Company by Michael Harris, P.A., 1645 Palm Beach Lakes Boulevard, West Palm Beach, Florida 33401. Attorneys employed by that law firm are the beneficial owners of 31,000 shares of Common Stock.


                                                      EXPERTS

        The financial statements and schedules of Top Source Technologies, Inc. incorporated by reference in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting in giving said report.


     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any of the Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this Prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, imply that the information in this Prospectus is correct as of any time subsequent to the date of this Prospectus.




                   TABLE OF CONTENTS

                                                 Page
Available Information.......................     __

Documents Incorporated by
 Reference..................................     __

Risk Factors................................     __

Recent Developments.........................     __

Pro Forma Condensed Financial
  Information of the Company................     __

Selling Stockholders........................     __

Description of Series B Preferred
  Stock and Warrants........................     __

Plan of Distribution........................     __

Legal Matters...............................     __

Experts.....................................     __











================================

================================


             TOP SOURCE TECHNOLOGIES, INC.

                    1,085,937 Shares

                          of

                     Common Stock

                   ----------------

                      Prospectus
                   ----------------





                               , 1999




================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution.

         The following table sets forth the various expenses in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimates except the Commission registration fee. Such expenses will be paid by the Company. None of these expenses will be paid by the Selling Stockholders.

    Registration fee .......................................     $  1,245.52
    Printing expenses........................................    $    100.00
    Accounting fees and expenses................................. $10,000.00
    Legal fees and expenses (other than Blue Sky)................ $20,000.00
    Blue Sky fees and expenses................................... $      .00
    Miscellaneous................................................ $   654.48
                                                                 ------------
               Total............................................. $32,000.00
                                                                  ==========


Item 15. Indemnification of Directors and Officers.

         The Company's amended and restated certificate of incorporation provides that the Company shall indemnify its current and former officers and directors against expenses reasonably incurred by or imposed upon them in connection with or arising out of any action, suit or proceeding in which they may be involved or to which they may be made parties by reason of their being or having been a director or officer of the Company, or at its request, of any other corporation which it is a stockholder or creditor and from which such officers and directors are not entitled to be indemnified by (whether or not they continue to be directors or officers at the time of imposing or incurring such expense), except in respect of matters as to which they shall be finally adjudged in such action, suit or proceeding liable for negligence or misconduct. In the event of settlement of any such action, suit or proceeding, indemnification shall be provided only in connection with such matters covered by the settlement as to which the Company is advised by counsel that the persons to be indemnified did not commit a breach of duty. The foregoing right of indemnification shall not be exclusive of other rights to which such persons may be entitled.

         In addition, the Company has entered into indemnification agreements with its executive officers and directors. These agreements provide that the Company shall indemnify its executive officers and directors, if by reason of their corporate status, they are or are threatened to be made parties to any third-party proceedings, to the fullest extent provided by Delaware law. The agreements provide for indemnification against expenses, judgments, penalties, fines and amounts paid in settlement, actually and reasonably incurred by them or on their behalf in connection with such proceeding or any claim, issue or matter therein if (i) they acted in good faith; (ii) they reasonably believed in the case of conduct in their official capacity with the Company that their conduct was in the Company's best interests or in all other cases, that their conduct was at least not opposed to the Company's best interests; (iii) with respect to any criminal proceeding, they had no reasonable cause to believe their conduct was unlawful; and (iv) with respect to an employee benefit plan they reasonably believed their conduct to be in the best interests of the participants and/or beneficiaries of the plan. The indemnification agreements also provide indemnification in direct and derivative actions provided such officers or directors acted in good faith and in a manner they reasonably believed to be not opposed to the best interests of the Company. Such officers or directors are not entitled to indemnification in connection with any proceeding charging improper personal benefits to such officers or directors, whether or not involving action in their official capacity, in which they were judged liable on the basis that personal benefit was improperly received by them.

         INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT AND IS THEREFORE UNENFORCEABLE.

Item 16. Exhibits.

4.                Form of Common Stock Certificate (1)

4.1               Second Certificate of Designation of Series A Convertible
                    Preferred (8)

4.2               Amendment to Second Certificate of Designation of Series A
                    Convertible Preferred(8)

4.3               Form of Class A Warrants (2)

4.4               Form of Private Securities Subscription Agreement (2)

4.5               Form of Class B Warrants

4.6               Form of Class C Warrants (6)

4.7               Form of Stock Purchase Agreement (Series B Preferred) (5)

4.8               Third Certificate of Designation (5)

5.                Opinion of Michael Harris, P.A. (6)

23.1              Consent of Arthur Andersen LLP

23.2              Consent of Michael Harris, P.A. (7)

99                Asset Purchase Agreement (3)

99.1              Amendment to Asset Purchase Agreement (4)

99.2              Amendment to Note Purchase Agreement (5)

99.3              Amendment to Loan and Security Agreement (6)

99.4              Second Amendment to Asset Purchase Agreement


(1)               Contained in Registration Statement on Form 8-A filed
                    March 12, 1992.

(2) Contained in Form 10-Q for the period ended March 31,1998 filed on May 20, 1998 (Item 6, Exhibit 10.1).

(3) Contained in the Form 10-Q for the period ended June 30, 1998 filed on August 19, 1998 (Item 6, Exhibit 10.1).

(4)               Contained in Proxy Statement dated November 6, 1998
                    (Appendix 1A)

(5)               Contained in Form 10-K/A No. 1 for the year ended September
                     30, 1998

(6)               Contained in Amendment No.4 to Form S-3 filed January 29,1999.

(7)               Contained in Opinion of Michael Harris, P.A.

(8)               Contained in Form 10-K for year ended September 30, 1998.

Item 17. Undertakings.

         The undersigned Registrant hereby undertakes:

         (1)      To file,  during any period in which offers or sales are being
                  made,  a   post-effective   amendment  to  this   registration
                  statement:

                   (i) To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933
                           (the "Securities Act");

                  (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered, which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by
     Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

(6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (see Item 15 above), or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act or 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form S-3 and has duly caused this Amendment No. 5 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach Gardens, State of Florida, on this 21st day of May, 1999.

                                             TOP SOURCE TECHNOLOGIES, INC.


                                             By:  /s/  William C. Willis, Jr.
                                                       William C. Willis, Jr.
                            (Chief Executive Officer)

         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Name                                Title                               Date


/s/ William C. Willis, Jr.         Director                       May 21, 1999
--------------------------
William C. Willis, Jr.


/s/ David Natan                 Vice President and CFO            May 21, 1999
--------------------------
David Natan                     (Principal Financial and
                               Accounting Officer) and Director


/s/ Ronald Burd                                Director           May 21, 1999
Ronald Burd


/s/ G. Jeff Mennen                             Director           May 21, 1999
--------------------------
G. Jeff Mennen


/s/ L. Kerry Vickar                            Director          May ___, 1999
--------------------------
L. Kerry Vickar

                                  EXHIBIT INDEX
Exhibit No.

4.                Form of Common Stock Certificate (1)

4.1               Second Certificate of Designation of Series A Convertible
                  Preferred (8)

4.2 Amendment to Second Certificate of Designation of Series A Convertible Preferred(8)

4.3               Form of Class A Warrants (2)

4.4               Form of Private Securities Subscription Agreement (2)

4.5               Form of Class B Warrants

4.6               Form of Class C Warrants (6)

4.7               Form of Stock Purchase Agreement (Series B Preferred) (5)

4.8               Third Certificate of Designation (5)

4.9               Amendment to Private Securities Subscription Agreement

5.                Opinion of Michael Harris, P.A. (6)

23.1              Consent of Arthur Andersen LLP

23.2              Consent of Michael Harris, P.A. (7)

99                Asset Purchase Agreement (3)

99.1              Amendment to Asset Purchase Agreement (4)

99.2              Amendment to Note Purchase Agreement (5)

99.3              Amendment to Loan and Security Agreement (6)

99.4              Second Amendment to Asset Purchase Agreement

(1)               Contained in Registration Statement on Form 8-A filed
                  March 12, 1992.

(2) Contained in Form 10-Q for the period ended March 31,1998 filed on May 20, 1998 (Item 6, Exhibit 10.1).

(3) Contained in the Form 10-Q for the period ended June 30, 1998 filed on August 19, 1998 (Item 6, Exhibit 10.1).

(4)               Contained in Proxy Statement dated November 6, 1998
                  (Appendix 1A)

(5)               Contained in Form 10-K/A No. 1 for the year ended
                  September 30, 1998

(6)               Contained in Amendment No.4 to Form S-3 filed
                  January 29, 1999.

(7)               Contained in Opinion of Michael Harris, P.A.

(8)               Contained in Form 10-K for year ended September 30, 1998.